Exhibit 10.1

American River Bankshares

Executive Annual Incentive Plan Document

Establishment and Purpose of the Plan

The Executive Annual Incentive Plan for American River Bankshares (AMRB) is established as of January 1, 2020. The Plan is designed to promote exemplary performance and enhance shareholder value by focusing eligible employees on key AMRB metrics and providing rewards for excellent performance as measured by those metrics.

Eligibility

All Executive Officers are eligible for this Plan, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, EVP, Commercial Banking, EVP, Retail Banking and any other positions at the discretion of the AMRB Board of Directors (the “Board”). Employees in these positions who have been employed in excess of three (3) months by the end of the fiscal year are eligible. Employees with over three months but less than one year of service at the end of the fiscal year will be eligible to receive a bonus based on the salary earned during the year.

To be eligible for incentive payout, participants must:

a)	be employed on the last day of the fiscal year and on the date of the incentive payout, or
b)	have ceased employment from AMRB for one of the reasons cited in the section titled “Changes in Employment Status”.

Performance Period

The period of the Plan is AMRB’s fiscal year, January 1 to December 31.

Performance Metrics

The Compensation Committee of the Board (the “Committee”), will recommend the AMRB performance metrics and assign a weight to each metric. The Board will approve all metrics recommended by the Committee.

The performance metrics and weights will be outlined each year. Each metric will be assessed for incentive independently, as long as the funding threshold is achieved (see “Funding Threshold”).

Funding Threshold

A minimum level of AMRB performance must be achieved before any incentives will be paid for AMRB metrics. The minimum Funding Threshold required to attain incentive compensation for any of the metrics is a Satisfactory rating in Quality of Bank Performance.

Incentive Opportunities

Each position has a Target Incentive established by the Committee as a percent of base salary. For 2020, the targets are as follows:

Position	Target Incentive as a % of Base Salary
CEO	50%
CFO	30%
COO	30%
CCO	30%
EVP, Commercial Banking	30%
EVP, Retail Banking	30%

The incentive amount will be adjusted by a “multiplier”, depending on the level of performance for each metric. No incentive will be paid on any metric that falls below 80% of Target. Incentives will be “capped” at 115.0% of Target which is defined as Maximum performance.

If performance for a metric falls below 80%, no incentive will be paid for that metric. The performance of any metric will not affect the payout for the other metrics, except in the case of the Funding Threshold as described previously.

Incentive Calculation

Incentives are calculated as a percentage of base salary. Base salary for purposes of this Plan excludes other types of pay including commissions, bonuses, incentives, expenses, and any other “extraordinary” pay. For participants who have been employed less than a full year, or have terminated for any reason outlined in the section titled “Change in Employment Status”, incentive will be calculated on base salary actually earned during the year.

Payment of Incentive

Incentives will be paid no later than 75 days following the end of the fiscal year after completion and approval of the annual company financial audit.

To the extent required by law at the time the incentive is paid, all applicable federal, state and local taxes will be withheld. Any payroll deductions required by benefit plan document(s) will also be withheld.

“Clawback” Provision

The Bank may recoup certain incentive compensation previously paid (or due) to plan participants in instances where: (i) the Bank issues a material restatement of its financial statements: (ii) a subsequent finding that the financial information or performance metrics used to determine the amount of the incentive compensation are materially inaccurate, in each case regardless of individual fault; (iii) a plan participant engages in intentional misconduct; or (iv) the plan participant has committed ethical or criminal violations. In addition, the Bank may recover any incentive compensation awarded or paid based on a participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Bank and its affiliates.

Change in Employment Status

If a participant’s employment terminates during the Plan year because of death, disability, planned retirement, or change of control, the participant will be entitled to a pro-rata portion of the incentive. If termination occurs for any other reason, no incentive will be payable for the Plan year. The timing of payouts for eligible, terminated employees will be subject to 409A rules.

For purposes of this Plan, a participant may be eligible for retirement status if he or she has attained age 65 and has worked for AMRB or the Bank at least 5 years.

Plan Administration

The Committee will administer the Annual Incentive Plan, and have the authority to:

➢	Interpret Plan provisions.
➢	Amend or terminate the Plan.
➢	Establish the funding threshold, if any, and the performance metrics.
➢	Ensure performance metrics are met before incentives are paid.

Amendment, Modification and Termination of the Plan

The Board may amend, modify, or terminate the Plan at any time. Any changes will be communicated to the participants as soon as practical.

Plan Does Not Create Employee Rights

Nothing in this Plan shall alter or amend AMRB’s or the Bank’s employment at-will policy.

Performance Metrics

The Pre-Tax/Pre Provision for Loan and Lease Losses, Net Income after Tax and the ROE Relative to Internal Target metrics are set to the budget for 2020. The performance metrics and the weightings for 2020 for the incentive compensation plan as follows:

The following weightings were assigned to the metrics for the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, EVP, Commercial Banking, Chief Credit Officer and EVP, Retail Banking:

Pretax/Pre Provision for Loan and Lease Losses	25.00%
Net Income after Tax	25.00%
ROE Relative to Internal Target	20.00%
Credit Quality	15.00%
Quality of Bank Performance	15.00%

The Pretax/Pre Provision for Loan and Lease Losses, Net Income after Tax, ROE Relative to Internal Target and Credit Quality metrics minimum are set at 80% of the target and result in incentive compensation equal to 50% of the available payout. The maximum performance for these metrics is set at 115% of the target and results in incentive compensation equal to 150% of the available payout for this metric. Results achieved between the minimum and maximum would result in a pro-rata share of the incentive available.

The maximum award opportunity does not apply to the Quality of Bank Performance metric. Incentive payouts for Quality of Bank Performance results are capped at Target performance.

The performance of the Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, EVP, Commercial Banking and EVP, Retail Banking will be evaluated by the Chief Executive Officer and target incentive recommendations will be provided to the Committee, but in no case will those recommendations exceed the maximum for any target.